EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media contact:
Emy Noel
(503) 221-0480
emy@lanepr.com

TULLY’S FILES COUNTERCLAIMS IN LITIGATION WITH UCC

UESHIMA COFFEE COMPANY, LTD.

SEATTLE, Wash. (December 7, 2006). Tully’s Coffee Corporation (“Tully’s”) filed its answer, affirmative defenses and counterclaims to a lawsuit filed by UCC Ueshima Coffee Company, Ltd. (“UCC”) in the United States District Court for the Western District of Washington.

Tully’s has denied the claims made by UCC, and has set forth certain affirmative defenses to UCC’s claims, including material breach of contract by UCC and misrepresentation by UCC. Further, Tully’s has made counterclaims against UCC, including material breach of contract, repudiation and anticipatory breach of contract, and misrepresentation by UCC.

Among other things, Tully’s has petitioned the court for dismissal of UCC’s complaint and for an award of substantial monetary damages from UCC. “We are deeply disappointed by the total failure of UCC to perform under the license agreement when other specialty coffee companies are enjoying spectacular growth in Asia,” said Tom T. O’Keefe, Tully’s Chairman and Founder. “UCC’s decision to litigate this dispute was a further disappointment. Tully’s has been materially damaged by UCC’s actions and we are seeking substantial monetary damages from UCC.”

In April 2001, Tully’s granted UCC a license to establish and operate Tully’s specialty coffee stores, including a license to use Tully’s business names, trademarks and intellectual property rights for purposes of establishing and operating Tully’s stores, and to sell Tully’s coffee at wholesale, in 25 Asian countries. UCC operates retail stores and sells coffee under various UCC brands in many parts of Asia, and reported revenues of over $1 billion in the year ended March 31, 2006.

Since the license agreement was executed in April 2001, UCC has opened one Tully’s store, which it subsequently closed in 2004. UCC has not established nor operated any other Tully’s stores nor ever engaged in any wholesale sales of Tully’s products within its territory. Asia has been a strong growth market for specialty coffee companies in this same time period. Tully’s has attempted to find a mutually satisfactory resolution to this problem with UCC, but these efforts were not successful. In June 2006, Tully’s notified UCC that it is in breach of the license agreement and on November 14, 2006, Tully’s notified UCC that the license agreement is terminated.

UCC’s complaint seeks, among other things, a declaratory judgment of the rights, duties and liabilities of the parties, injunctive relief enjoining termination of the license agreement by Tully’s, and attorney’s fees and costs. Tully’s denies any liability whatsoever to UCC and intends to vigorously defend its rights under the license agreement and pursue its counterclaims.

The April 2001 UCC license did not include Japan, which is served by Tully’s Coffee Japan Co., Ltd. (“Tully’s Coffee Japan”). Tully’s Coffee Japan operates over 300 Tully’s branded stores in Japan. In 2005, Tully’s Coffee Japan purchased the Tully’s trademarks and other intellectual property assets and rights for Japan. Tully’s and Tully’s Coffee Japan also agreed to cooperate in the development of the Tully’s brand for the mutual benefit of the two companies. Tully’s Coffee Japan is not a party to the lawsuit between UCC and Tully’s.

About Tully’s Coffee Corporation

Tully’s Coffee Corporation is a fully handcrafted coffee roaster and a leading specialty coffee retailer and wholesaler. Through company-operated and franchised specialty retail stores in Washington, Oregon, California, Idaho and Arizona and its global alliance partner in Japan, Tully’s premium coffees are available at more than 400 branded locations. Tully’s wholesale division also distributes handcrafted coffees and related products via office coffee services, food service distributors, and approximately 3,400 leading supermarkets located primarily in the western half of the United States. Tully’s corporate headquarters and roasting plant are located at 3100 Airport Way S. in Seattle, Wash. For more information: (800) 96-Tully or www.tullys.com.